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                                                                     Exhibit 5.1




                                                                October 24, 2003


AMR Corporation
American Airlines, Inc.
4333 Amon Carter Blvd.
Fort Worth, TX  76155


                      Registration Statement on Form S-3 of
                   AMR Corporation and American Airlines, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to AMR Corporation, a Delaware corporation (the "Company"), and to American Airlines, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Guarantor"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-3 of the Company and the Guarantor (the "Registration Statement") relating to the resale by certain selling securityholders of (a) up to $300,000,000 aggregate principal amount of the Company's 4.25% Senior Convertible Notes due 2023 (the "Notes") and (b) such indeterminate number of shares of the Company's common stock, par value $1.00 per share (the "Shares"), as may be issuable upon conversion of the Notes. The Notes were issued under an indenture dated as of September 23, 2003 (the "Indenture"), among the Company, the Guarantor and Wilmington Trust Company, as trustee (the "Trustee"). The obligations of the Company under the Notes are guaranteed pursuant to the Guarantee, dated as of September 23, 2003, of the Guarantor in favor of the Trustee (the "Guarantee").

         In connection with this opinion, we have examined the form of the Notes, the Indenture, the Guarantee, and a form of the share certificate for the Shares. We also have examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantor, such certificates of public officials, and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers of the Company and the Guarantor delivered to us, and


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AMR Corporation                                                 October 24, 2003
American Airlines, Inc.


certificates and other statements or information of or from public officials and officers and representatives of the Company and the Guarantor.

         In rendering the opinions expressed below, we have assumed that the Trustee had and has the power and authority to enter into and perform its obligations under the Indenture, and the Indenture has been duly authorized, executed and delivered by the Trustee and is valid, legally binding and enforceable against the Trustee in accordance with its terms. We also have assumed that the Notes have been duly authenticated by the Trustee in the manner provided in the Indenture.

         Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

                  1. The Notes have been duly authorized and executed by the Company and constitute valid and binding obligations of the Company.

                  2. The Guarantee has been duly authorized by the Guarantor and constitutes the valid and binding obligation of the Guarantor.

                  3. The Shares issuable upon conversion of the Notes at the initial conversion rate have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action on the part of the Company, and such Shares, when issued upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

         The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect, and we do not express any opinion herein concerning any other laws.

         The opinions expressed above are limited by and subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting enforcement of creditors' rights or remedies generally, (2) general principles of equity, whether such principles are considered in a proceeding at law or equity, including, without limitation, the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality and (3) in the case of provisions in the Notes or the Guarantee providing for indemnification, exculpation or contribution, limitations arising under applicable law or public policy.


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AMR Corporation                                                 October 24, 2003
American Airlines, Inc.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Opinion" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Debevoise & Plimpton


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